UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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Martek Biosciences Corporation

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MARTEK BIOSCIENCES CORPORATION
6480 Dobbin Road
Columbia, Maryland 21045

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2009 Annual Meeting of Stockholders of Martek Biosciences Corporation will be held at the Loyola College Columbia Campus, Room 210, 8890 McGaw Road, Columbia, Maryland 21045 on Thursday, March 19, 2009 at 11:00 a.m. local time for the following purposes:

1.	To elect ten members of the Board of Directors to serve for the ensuing year, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009; and

3.	To consider and act upon such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on January 21, 2009 are entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors

DAVID M. FEITEL
Secretary

Columbia, Maryland
February 19, 2009

MARTEK BIOSCIENCES CORPORATION
6480 Dobbin Road
Columbia, Maryland 21045

PROXY STATEMENT

Annual Meeting of Stockholders

March 19, 2009

This Proxy Statement and attached proxy are furnished on or about February 19, 2009 to stockholders of Martek Biosciences Corporation (hereinafter, “we” “us” “Martek” and “the Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, March 19, 2009 beginning at 11:00 a.m. local time at the Loyola College Columbia Campus, Room 210, 8890 McGaw Road, Columbia, Maryland 21045.

Solicitation of Proxies.  The Company will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company’s common stock, and normal handling charges may be paid by the Company for such forwarding service. Officers and other management employees of the Company may solicit proxies by mail or by personal interview, telephone, the World Wide Web or telecopy. They will receive no additional compensation for their services.

Disclosures in this Proxy Statement generally pertain to matters related to the Company’s most recently completed fiscal year, which ended on October 31, 2008. References in this proxy statement to the “2008” year refer to that fiscal year, as the fiscal year concluded in calendar year 2008. Similarly references to “2006,” “2007” and “2009” are to our fiscal years that concluded or will conclude in the referenced calendar year.

Important Notice Regarding The Availability of Proxy Materials for
the Stockholder Meeting To Be Held on March 19, 2009

Our Annual Report to Stockholders and this Proxy Statement are available at http://investors.martek.com/phoenix.zhtml?c=116214&p=irol-reportsannual

Voting at the Annual Meeting

Only stockholders of record at the close of business on January 21, 2009 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on the Record Date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each share entitles its holder to cast one vote on each matter to be voted upon. Shares can be voted only if the stockholder is present in person or by proxy.

On the Record Date there were 33,154,279 shares of Common Stock outstanding and entitled to vote at the meeting. There were 279 stockholders of record as of the Record Date. A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 6480 Dobbin Road, Columbia, MD 21045, from March 9, 2009 to the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, you are encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering a written notice of revocation addressed to the Martek Biosciences Corporation, Attn: Secretary, 6480 Dobbin Road Columbia, MD 21045 or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For purposes of Proposal 1, the election of directors, director nominees must receive a majority of the votes cast at the Annual Meeting to be elected, which under the Company’s Bylaws means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director.

Approval of Proposal 2, the ratification of the appointment of Ernst & Young LLP as Martek’s independent registered public accounting firm, requires the approval of a majority of the votes cast at the Annual Meeting. Unless otherwise indicated, proxies will be voted “FOR” the election of all nominees for director and “FOR” Proposal 2.

For purposes of Proposals 1 and 2, abstentions and “non-votes” will have no effect on the vote.

PROPOSAL 1
Election of Directors

Our Board of Directors consists of ten members. Our Bylaws provide that our Board of Directors shall be comprised of not fewer than three and not greater than eleven members and shall be that number of members that the Board determines shall be serving on the Board from time to time.

At the 2007 Annual Meeting of Stockholders on March 15, 2007, the stockholders of the Company approved the declassification of our Board, beginning with our 2008 Annual Meeting of Stockholders. Accordingly, all directors elected at this Annual Meeting will be elected to serve a one-year term. Proxies cannot be voted for a greater number of persons than the number of nominees named. Proxies representing shares held on the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of the ten nominees for the Board named below. All of such nominees are currently directors of the Company.

In accordance with our Bylaws, each nominee, as a condition to such nomination, has submitted to the Chairman of the Board an irrevocable letter of resignation from the Board that is effective only in the event a nominee does not receive the required vote of our stockholders to be elected to the Board and the Board accepts the nominee’s resignation. In the event a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Nominating and Corporate Governance Committee of the Board will consider the conditional resignation of such director and recommend to the Board whether to accept the resignation or reject it. The Board will then take action with respect to the Nominating and Corporate Governance Committee’s recommendation. Each of the nominees has consented to be named herein and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person as the Nominating and Corporate Governance Committee may recommend, or the Board, at its option, may reduce the number of directors that constitute the entire Board.

The Board of Directors unanimously recommends that Martek stockholders vote “FOR” the nominees listed below. It is the intention of the persons named in the proxy that proxies received in response to this solicitation will be voted “FOR” the election of the nominees unless otherwise specified in the proxy.

The following table presents information concerning persons nominated for election as directors of the Company, including the directors’ current membership on committees of the Board of Directors, principal occupations or affiliations during at least the last five years and certain other directorships held. For additional information concerning the nominees for director, including stock ownership and compensation, see “Directors’ Fees” and “Beneficial Ownership of Common Stock” below.

Nominees for Election as a Director:

Harry J. D’Andrea Age 52	Member — Audit Committee (Chairman)

Mr. D’Andrea has served as Administrative General Partner of Valhalla Partners, a venture capital fund, since 2002. From 1999 to 2002, Mr. D’Andrea served as the Chief Financial Officer of Advanced Switching Communications, Inc., a telecommunications equipment provider. From 1998 to 1999, Mr. D’Andrea served as Chief Financial Officer of Call Technologies, Inc., a telecommunications software provider. From 1997 to 1998, Mr. D’Andrea served as Chief Financial Officer of Yurie Systems, Inc., a provider of networking and telecommunications equipment. Mr. D’Andrea has been a director of Martek since November 2006.

James R. Beery Age 67	Member — Nominating and Corporate Governance Committee (Chairman)

Mr. Beery served as Senior Vice President and General Counsel for SmithKline Beecham and subsequently GlaxoSmithKline from 1993 until his retirement in 2001. Following his retirement from GlaxoSmithKline, Mr. Beery became, and currently serves as, Senior Of Counsel to the London office of Covington & Burling LLP. Mr. Beery also serves as a director of deCODE genetics, Inc., a biotechnology, drug discovery company, Orchid Cellmark, Inc., a genetic testing company, and Inion, OY, a medical device company traded on the London Stock Exchange. Mr. Beery has been a director of Martek since March 2004.

Michael G. Devine Age 56	Member — Audit Committee

Mr. Devine has been an independent financial and management consultant since 2007, and prior to that from 2003 to 2004. From 2004 until 2007, Mr. Devine was the Chief Financial Officer of Secure Software, Inc., a software developer. Prior to 2003, Mr. Devine spent 24 years in public accounting serving as a partner with Arthur Andersen LLP, and later with Deloitte & Touche LLP. Mr. Devine has been a director of Martek since May 2008.

Steve Dubin Age 55	Mr. Dubin became Chief Executive Officer of Martek in June 2006 after serving since September 2003 as President of Martek. Mr. Dubin joined Martek in 1992 and has served in various management positions, including Chief Financial Officer, Treasurer, Secretary, General Counsel and Senior Vice President of Business Development. In 2000, he moved to a part-time position of Senior Advisor — Business Development, a role he filled until his election to President of Martek in September 2003. He also spent time during 2000 through 2003 co-founding and co-managing a Maryland-based, angel-investing club that funds early-stage, high-potential businesses. He was also “Of Counsel” to the law firm Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. during part of 2001 and 2002. Prior to 1992, Mr. Dubin worked in the financing and management of early-stage businesses and, over a period of 12 years, served in various positions at Suburban Bank, now part of Bank of America, including Vice

President and Treasurer of its venture capital subsidiary, Suburban Capital Corporation. Mr. Dubin has been a director of Martek since July 2006.

Robert J. Flanagan Age 52	Chairman of the Board of Directors Member — Compensation Committee, Nominating and Corporate Governance Committee

Mr. Flanagan has been Executive Vice President of Clark Enterprises, Inc. (“Clark”), a Bethesda, Maryland-based holding company, since 1989. Clark is the ownership, investment and asset management arm of various Clark entities, including one of the largest privately-held construction companies in the United States. Prior to joining Clark, Mr. Flanagan was Treasurer, Secretary and a member of the Board of Directors of Baltimore Orioles, Inc. from 1981 to 1989. He was also employed from 1978 to 1981 as a member of Arthur Andersen’s audit division in its Washington, D.C. office. Mr. Flanagan has been a director of Martek since April 2002.

Polly B. Kawalek Age 54	Member — Audit Committee, Compensation Committee

Ms. Kawalek, who is currently retired, served for 25 years in various capacities at Quaker Oats, Inc., a consumer goods company and, since 2001, a business unit of PepsiCo. From 2002 until her retirement in 2004, she served as President of PepsiCo’s Quaker Foods division. In 2001, Ms. Kawalek served as President of Quaker Oats’ U.S. Foods division and from 1997 through 2000; she served as President of the Hot Breakfast division. Ms. Kawalek also serves as director for John Bean Technologies, Inc. Ms. Kawalek has been a director of Martek since January 2006.

Jerome C. Keller Age 66	Mr. Keller, who is currently retired, served as Martek’s Senior Vice President, Sales and Marketing from 1997 until his retirement in 2005. Prior to joining Martek, Mr. Keller had been consulting after spending a 25-year career at Merck & Co., Inc. (“Merck”), most recently as Vice President of Sales from 1986 to 1993. Mr. Keller also serves as a director of WebMD Health Corp. Mr. Keller has been a director of Martek since October 2005.

Douglas J. MacMaster, Jr. Age 78	Member — Nominating and Corporate Governance Committee, Compensation Committee (Chairman)

Mr. MacMaster, who is currently retired, served in various management positions at Merck from 1961 to 1988, during which time he was appointed Senior Vice President responsible for ten divisions, including Manufacturing and Technology and Pharmaceutical Manufacturing. Mr. MacMaster retired from Merck in 1991 and currently serves as a director of Neose Technologies, Inc. Mr. MacMaster has been a director of Martek since 1993.

Robert H. Mayer Age 64	Member — Compensation Committee

Mr. Mayer has been an independent management consultant since 2007. From 1981 to 2007, Mr Mayer served in various executive capacities for Danisco A/S, one of the world’s leading producers of ingredients for food and other consumer products. From 2005 to 2007, Mr. Mayer served as Chief Executive Officer and Chairman of the Board for Genencor International, Inc., a wholly-owned subsidiary of Danisco A/S specializing in the development and manufacture of industrial enzymes. From 1999 to 2005, Mr. Mayer served as Executive Vice President and Chief Operating Officer of Danisco’s Food Ingredients Division and from 1981 to 1999; Mr. Mayer served as President of Danisco USA, Inc. Mr. Mayer has been a director of Martek since January 2008.

Eugene H. Rotberg Age 79	Member — Audit Committee, Nominating and Corporate Governance Committee

Mr. Rotberg has been an independent advisor to international development and financial institutions since 1990. From 1987 to 1990, Mr. Rotberg was Executive Vice President and a member of the Executive Committee at Merrill Lynch & Co., Inc. From 1969 to 1987, Mr. Rotberg was Vice President and Treasurer of the World Bank. Mr. Rotberg has been a director of Martek since 1992.

Corporate Governance

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”) and a Code of Ethics for Directors, Officers and Employees (the “Code of Ethics”). The Guidelines cover, among other things, the composition and functions of the Board, director independence, director stock ownership, management succession and review, Board committees, the selection of new directors, communication with the Board, and director responsibilities and duties.

Composition and Size of Board.  The Guidelines provide that the Board should be composed of members that possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of the Company’s business. In addition, a majority of the Board is required to be independent directors. Furthermore, the Guidelines require that the Nominating and Corporate Governance Committee periodically review the size of the Board and recommend to the Board any changes it determines to be appropriate given the needs of the Company.

Director Qualifications.  Under the Guidelines, in order for a nominee to be considered by the Nominating and Corporate Governance Committee (the “Nominating Committee”), he or she is expected to meet the following minimum criteria:

•	Director candidates shall have the highest personal and professional integrity.

•	Director candidates shall have a record of exceptional ability and judgment.

•	Director candidates shall have the skills and knowledge useful to the oversight.

•	Director candidates must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings.

•	Director candidates should have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of the Company’s stockholders.

•	Director candidates shall be free of any personal or professional relationships that would adversely affect their ability to serve the best interests of the Company and its stockholders.

Identifying and Evaluating Nominees for Directors.  The Nominating Committee, with the help of the General Counsel and, as needed, a retained search firm, screens the candidates, performs reference checks, prepares a biography for each candidate for the Nominating Committee to review and conducts interviews. The Nominating Committee and Martek’s Chief Executive Officer interview candidates that meet the above criteria, and the Nominating Committee selects nominees that best suit the Board’s needs to recommend to the full Board.

The Nominating Committee will consider stockholder recommendations for directors sent to the Nominating and Corporate Governance Committee, Attn: Corporate Secretary, Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045. Stockholder recommendations for directors should include:

•	the name and address of the stockholder of record, and of the beneficial owner, recommending the person to serve as a director;

•	the class and number of shares owned beneficially and of record by the stockholder and beneficial owner;

•	a description of all arrangements or understandings between the stockholder, and any beneficial owner, and a recommended director;

•	such other information regarding the recommended director as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Exchange Act;

•	the consent of the recommended director to be named in the proxy and serve as a director of Martek if so elected; and

•	a statement as to whether the recommended director would tender, promptly following such person’s election or re-election, an irrevocable resignation in the form required of incumbent directors.

Director Independence.  Under the Guidelines, a director shall be considered independent if he or she meets the definition of an “independent director” under the rules of The NASDAQ Stock Market (“NASDAQ”) and the rules of the Securities and Exchange Commission (the “SEC”).

Stock Ownership Guidelines.  In January 2007, the Board established stock ownership retention guidelines for our directors, which were made part of the Guidelines, in order to further reinforce and emphasize the link between their interests and those of our stockholders. Pursuant to the Guidelines, each of our directors is required to retain 50% of the net shares of the Company’s common stock he or she received pursuant to restricted stock units or other future equity awards made after January 2007 until their termination of service as a director. “Net shares” for directors means the number of shares subject to an equity award reduced by the number of shares equivalent in value to the estimated tax liability using the highest marginal tax rate. The Compensation Committee is notified of any non-compliance with the ownership guidelines and exceptions to the policy may only be approved by the Compensation Committee at its discretion. As of October 31, 2008, each of the directors was in compliance with the stock ownership guidelines.

Board Effectiveness.  To ensure that our Board and its committees are performing effectively and in the best interest of the Company and our stockholders, the Guidelines require that the Nominating Committee perform an annual assessment of the Board, its Committees and each of its members.

Code of Ethics.  The Code of Ethics covers, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. In addition to the Code of Ethics, our Board has also adopted a Code of Ethics for Senior Financial Officers that includes provisions specifically applicable to our Chief Executive Officer, President, Chief Financial Officer and Controller.

Any waiver of the Code of Ethics for our directors or officers, including our Chief Executive Officer, may be made only by our Board or a Board committee consisting solely of disinterested and independent directors and will be promptly disclosed and posted on our website as required by law or the listing standards of NASDAQ.

The Guidelines and the Code of Ethics can be accessed electronically in the “Corporate Governance” section of the Investor page of the Company’s website at www.martek.com or by writing to us at Martek Biosciences Corporation, Attention: Secretary, 6480 Dobbin Road, Columbia, Maryland 21045.

Stockholder Communications with Board of Directors

General matters.  The Board has adopted a procedure under the Guidelines for receiving and addressing general communications with stockholders. Stockholders wishing to send written communications to the entire Board, to the independent directors serving on the Board, or to any of the Board’s committees, may do so by sending an e-mail to board@martek.com or by writing to Martek Biosciences Corporation, c/o Corporate Secretary, 6480 Dobbin Road, Columbia, Maryland 21045.

Financial matters.  Stockholders wishing to report complaints or concerns about Martek’s accounting, internal accounting controls or auditing matters or other concerns to the Board or the Audit Committee may do so by sending an e-mail to auditcommittee@martek.com, or by writing to the Audit Committee, c/o Corporate Secretary, Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045.

All communications to our Board and its committees are received and processed by the General Counsel’s office. Our General Counsel serves as Corporate Secretary and determines, in his discretion, whether the nature of the communication, complaint or concern is such that it should be brought to the attention of the Board, the independent directors or one of the Board committees. You will receive a written acknowledgment from the General Counsel’s office upon receipt of your written communication. You may communicate with the Board anonymously or confidentially.

Related Persons Transactions

Policy for Related Persons Transactions.  Our Board has adopted a Policy for Related Persons Transactions. The Policy for Related Persons Transactions sets forth our policy and procedures for review, approval and monitoring of transactions in which the Company and “related persons” are participants. Related persons include directors, nominees for director, officers, stockholders owning five percent or greater of our outstanding stock, and any immediate family members of the aforementioned. The Policy for Related Persons Transactions is administered by a committee designated by the Board, which is currently the Audit Committee.

The Policy for Related Persons Transactions covers any transaction in which the Company is or will be a participant and in which a related person has or will have a direct or indirect material interest, except those transactions involving $120,000 or less in the aggregate, executive, director, or nominee compensation approved by the Board or the appropriate committee thereof, or any other transaction that is not required to be reported in our annual meeting proxy statement under the relevant SEC rules. Related person transactions must be approved, ratified, rejected or referred to the Board by the Audit Committee. The policy provides that as a general rule, all related person transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law.

The Policy for Related Persons Transactions provides that management or the affected director or officer will bring any relevant transaction to the attention of the committee. If a director is involved in the transaction, he or she will recuse themselves from all discussions and decisions about the transaction, to the extent practicable. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board and in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and NASDAQ.

Mr. Robert Flanagan, Chairman of the Company’s Board of Directors, is a former security holder of OmegaTech, Inc. (“OmegaTech”). Mr. Flanagan is also the general partner of Flanagan Family Limited Partnership and a manager and member of CNF Investments, LLC, both of which were also security holders in OmegaTech. On October 18, 2004, the Company filed a Declaratory Judgment Complaint in the United States Court for the District of Maryland against Robert Zuccaro, as stockholder representative of the former security holders of OmegaTech, Inc. related to whether certain milestones under the Agreement and Plan of Merger by which the Company acquired OmegaTech had been achieved. In October 2007, the Company’s Board of Directors considered the execution of a settlement agreement with the former OmegaTech stockholders regarding the disputed contingent consideration associated with these milestones. After reviewing the proposed agreement and discussing the matter with the Company’s outside counsel, the Company’s Board of Directors approved the proposed settlement with Mr. Flanagan recusing himself. In connection with the settlement, the Company issued 340,946 shares of Martek common stock to the former OmegaTech stockholders in December 2007. As consideration for this payment, the litigation was dismissed and Martek received a full release and discharge from any and all present and future claims by the former stockholders. The settlement eliminates the potential for any additional shares to be issued to the former OmegaTech stockholders. Mr. Flanagan and CNF Investments, LLC received 105 and 25,341 shares, respectively in connection with the settlement based on their pro rata interests in OmegaTech immediately prior to Martek’s acquisition of OmegaTech.

Mr. Jerome Keller, a director of the Company, is also a director of WebMD Health Corp. In July 2006, the Company entered into an agreement with WebMD, Inc. (“WebMD”), an affiliate of WebMD Health Corp., for the provision of various advertising and promotion services, after review and approval by the Nominating Committee and the Board. During 2008, fees totaling $1.1 million were paid by Martek to WebMD. Mr. Keller has not received nor will he receive any additional compensation as a result of the WebMD arrangement.

As a matter of corporate governance policy, all Martek Board members recuse themselves from any Board or Committee vote related to potential Company transactions that, in any way, involve entities in which such Board member has a personal or business relationship.

Director Independence

The Board has determined that for the year ended October 31, 2008, with the exception of Messrs. Keller and Dubin, all of its members are “independent directors,” using the definition of that term in the listing standards of The NASDAQ Stock Market. All members of the Board’s standing Audit, Compensation and Nominating and Corporate Governance Committees, more fully described below, are also independent directors. The Board has determined that, as of November 1, 2008, Mr. Keller met the definition of an independent director.

Board Committees and Meetings

In addition to committee meetings, during 2008, the Board held five meetings. All of the directors of the Company attended all Board and Committee meetings on which he or she served. It is the Company’s policy that all Board members are in attendance at the Annual Meeting of Stockholders. All Board members were in attendance at the 2008 Annual Meeting of Stockholders.

Our non-management directors meet regularly in executive sessions or in separate meetings without management and the single management director. Mr. Flanagan, as Chairman of the Board, presides at the executive sessions of the non-management directors.

The Board of Directors has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Charters for the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee can be accessed electronically in the “Corporate Governance” section of the Investor page of the Company’s website at www.martek.com or by writing to us at Martek Biosciences Corporation, Attention: Secretary, 6480 Dobbin Road, Columbia, Maryland 21045.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”) are Messrs. Beery, Flanagan, MacMaster and Rotberg. The Nominating Committee met five times during 2008. As set forth in the Nominating Committee’s charter, the Nominating Committee’s responsibilities include, among other things:

(i)	establishing criteria for the selection of new directors;

(ii)	evaluating the qualifications of potential candidates for directors;

(iii)	recommending to the Board of Directors the nominees for election at the next annual meeting or any special meeting of stockholders and any person to be considered to fill a Board of Director vacancy or a newly created directorship; and

(iv)	reviewing and reassessing the adequacy of the corporate governance principles of the Company.

Compensation Committee

The members of the Compensation Committee of the Board of Directors (the “Compensation Committee”) are Ms. Kawalek and Messrs. Flanagan, MacMaster and Mayer. The members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 and comply with the independence requirements of The NASDAQ Stock Market. The Compensation Committee met five times during 2008.

As set forth in the Compensation Committee’s Charter, the Committee’s responsibilities include, among other things:

(i)	overseeing and administering the Company’s incentive compensation plans and equity-based plans, including the Company’s 1997 Stock Option Plan, 2001 Stock Option Plan, 2002 Stock Incentive Plan, 2003 New Employee Stock Option Plan and 2004 Stock Incentive Plan, as amended and restated in 2005 and 2006 (collectively the “Stock Incentive Plans”)’ and

(ii)	annually reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives and setting their compensation level based on this evaluation, including base salary, annual bonus arrangements, long-term incentives, severance and change in control arrangements and any perquisites or other supplemental benefits. Pursuant to its Charter, the Compensation Committee may form and delegate its authority to subcommittees if necessary or advisable, as determined by the Committee.

In addition, the Compensation Committee’s Charter provides that the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used by the Compensation Committee in the evaluation of our Chief Executive Officer or other executive officer compensation. During 2007, as discussed in “Long-Term Compensation through Stock-Based Incentives” below, the Compensation Committee consulted with Frederic W. Cook & Co., Inc. for the limited purpose of providing guidance on the design of the Company’s equity compensation program. Frederic W. Cook & Co., Inc. did not recommend or determine the amount or form of compensation paid to our executive officers. In 2008, the Company continued to use information obtained from Frederic W. Cook & Co., Inc. in the implementation of its equity compensation program. In addition, as also discussed below, the Compensation Committee reviewed and took into consideration certain compiled industry information provided by the 2006 Radford Biotechnology Survey; however, the Compensation Committee did not, in any way, retain the services of AON Consulting, Inc., the consultant who produced the Radford survey.

The Company’s Chief Executive Officer, Mr. Dubin, is not a member of the Compensation Committee and does not vote at Compensation Committee meetings. Mr. Dubin does, however, regularly attend Compensation Committee meetings, but does not participate in executive sessions or discussions about his compensation. For a discussion of the role of Mr. Dubin in recommending the amount of compensation paid to our Named Executive Officers during 2008, see the “Compensation Discussion and Analysis” below.

Pursuant to the Compensation Committee’s charter, the Committee may form and delegate to subcommittees of the Committee its responsibilities. To date, however, the Compensation Committee has not formed or delegated any of its responsibilities to any subcommittees.

Audit Committee

The Board of Directors of the Company has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met six times during 2008. The members of the Audit Committee of the Board of Directors (the “Audit Committee”) are Ms. Kawalek and Messrs. D’Andrea, Devine and Rotberg. In addition to meeting The NASDAQ Stock Market’s tests for director independence, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the company or an affiliate of the company, other than in the member’s capacity as a member of the Board of Directors and any Board committee. Second, a member of an audit committee may not be an affiliated person of the company or any subsidiary of the company apart from his or her capacity as a member of the Board and any Board committee. The Board of Directors has determined that each member of the Audit Committee meets these independence requirements. The Board has also determined that Mr. Rotberg qualifies as an “audit committee financial expert”, as defined in Item 407 of Regulation S-K of the Securities Exchange Act of 1934.

The Audit Committee’s responsibilities as set forth in the Committee’s charter include, among other things:

(i)	reviewing the independence, qualifications, services, fees, and performance of the independent auditors;

(ii)	appointing, replacing and discharging the independent auditors;

(iii)	pre-approving the professional services provided by the independent auditors;

(iv)	reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors; and

(v)	reviewing the Company’s financial reporting and accounting policies, including any significant changes, with management and the independent auditors.

Compensation Committee Interlock and Insider Participation in Compensation Decisions

No member of the Company’s Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, and no director or executive officer is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.

Directors’ Compensation

Each director who is not an employee of the Company receives an annual retainer plus meeting fees for his or her service on the Company’s Board of Directors. The Chairman receives an annual retainer of $115,000, while all other members of the Board receive an annual retainer of $40,000. Board members also receive $2,000 per Board meeting. Committee members receive an annual retainer, which varies by committee, plus $1,000 per committee meeting. The annual retainer for committee members is as follows: Audit Committee Chairman — $8,000; Audit Committee members — $4,000; Compensation Committee Chairman — $4,000; Compensation Committee members — $2,000; Nominating Committee Chairman — $4,000; Nominating Committee members — $2,000.

Each director who is not an employee of the Company is also eligible to receive stock-based compensation under the Company’s 2004 Stock Incentive Plan, as amended and restated. Annually, on the day of the Company’s Annual Meeting of Stockholders, each eligible director receives a grant of restricted stock units with a total value of $60,000 on the date of grant, with the actual number of restricted stock units determined by dividing $60,000 by the Company’s closing market price on the date of grant, rounded up to the nearest whole share. Such restricted stock units vest on the earlier of twelve months or immediately prior to the first Annual Meeting of Stockholders after the date of grant, subject to the director’s continued service to the Company. In addition, each newly elected director is eligible for a grant of stock-based compensation upon joining the Board. Directors may also be compensated for special assignments delegated by the Board, although no such compensation was provided in 2008. The Company also reimburses the directors for their reasonable travel and related expenses in connection with attending Board and committee meetings.

2008 Director Compensation Table

The following table shows 2008 compensation for the Company’s non-employee directors. Mr. Dubin, the Company’s Chief Executive Officer, does not receive any compensation in connection with his service as director.

	Fees Earned or
	Paid in Cash	Stock Awards(2)		Total
Director(1)	($)	($)		($)

James R. Beery	$59,000	$60,332		$119,332
Harry J. D’Andrea	$64,000	$73,483	(3)	$137,483
Michael G. Devine	$23,500	$27,791	(4)	$51,291
Robert J. Flanagan	$139,000	$60,332		$199,332
Polly B. Kawalek	$68,000	$60,332		$128,332
Jerome C. Keller	$50,000	$60,332		$110,332
Douglas J. MacMaster	$66,000	$60,332		$126,332
Robert H. Mayer	$42,500	$85,465	(5)	$127,965
Eugene H. Rotberg	$69,000	$60,332		$129,332

(1)	The following table shows the number of vested and exercisable stock options and unvested restricted stock units held by each director as of October 31, 2008. There were no unvested stock options held by directors as of October 31, 2008.

	Exercisable Stock	Unvested Restricted
	Options Held	Stock Units Held
Director	(#)	(#)

James R. Beery	35,000	2,034
Harry J. D’Andrea	—	2,034
Michael G. Devine	—	1,755	(4)
Robert J. Flanagan	55,323	2,034
Polly B. Kawalek	15,000	2,034
Jerome C. Keller	80,000	2,034
Douglas J. MacMaster	90,000	2,034
Robert H. Mayer	—	3,847	(5)
Eugene H. Rotberg	75,000	2,034

(2)	Amounts reflect the compensation expense recognized for financial statement reporting purposes during fiscal 2008, as computed pursuant to SFAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), excluding any estimates of forfeitures relating to service-based vesting conditions. See Note 3 to the audited consolidated financial statements included in the Company’s fiscal 2008 Annual Report on Form 10-K for the assumptions underlying the valuation of these equity awards. Because annual equity awards to directors have historically been granted on the date of the annual meeting (typically March of each year) and vested approximately on the first anniversary of the date of grant, the compensation expense associated with these awards is typically amortized over 12 months and therefore, recognized across two fiscal years. As a result, for directors who were also directors in the prior year, the amounts generally include a portion of the compensation expense related to equity awards made in 2007. The following table sets forth the full grant date fair value, as determined pursuant to FAS 123R, of the restricted stock units granted to directors during fiscal 2008. No stock options were granted to our directors during fiscal 2008.

	Restricted Stock		Full Grant Date
	Units Granted		Fair Value
Director	(#)		($)

James R. Beery	2,034		$60,000
Harry J. D’Andrea	2,034		$60,000
Michael G. Devine	1,755	(4)	$60,000	(4)
Robert J. Flanagan	2,034		$60,000
Polly B. Kawalek	2,034		$60,000
Jerome C. Keller	2,034		$60,000
Douglas J. MacMaster	2,034		$60,000
Robert H. Mayer	3,847	(5)	$120,000	(5)
Eugene H. Rotberg	2,034		$60,000

(3)	Includes amounts related to the 2,618 restricted stock units granted to Mr. Harry J. D’Andrea in January 2007 following his election to Martek’s Board of Directors that vested twelve months from the date of grant.

(4)	Mr. Michael G. Devine was elected to Martek’s Board of Directors on May 15, 2008. Upon joining the Board, Mr. Devine received 1,755 restricted stock units with a total value of $60,000 on the date of grant.

(5)	Mr. Robert H. Mayer was elected to Martek’s Board of Directors on January 17, 2008. Upon joining the Board, Mr. Mayer received 1,813 restricted stock units with a total value of $60,000 on the date of grant in addition to the annual grant of restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 requires that the Company’s directors, executive officers and 10% stockholders file reports of ownership of equity securities of the Company with the Securities and Exchange Commission and furnish copies of such reports to the Company. The Company routinely assists its officers and directors in preparing these reports. Based solely on a review of such reports furnished to the Company, the Company believes that, for fiscal 2008, all such filing requirements were met except as set forth below. A Form 4 for shares acquired by Mr. Robert J. Flanagan, Director, with respect to a distribution of shares by Martek to former interest holders of OmegaTech, Inc. pursuant to a Settlement Agreement and General Release dated October 15, 2007, was prepared late by the Company and thereafter immediately filed by Mr. Flanagan. A Form 4 for shares sold by Mr. James Beery, Director, was prepared late by the Company and thereafter immediately filed by Mr. Beery.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding the objectives and elements of the Company’s compensation philosophy, structure and policies under which the Company compensated its Named Executive Officers for the fiscal year ended October 31, 2008 (sometimes referred to as the “NEOs”). These executive are:

•	Steve Dubin — Chief Executive Officer and Director

•	David M. Abramson — President

•	Peter L. Buzy — Chief Financial Officer, Treasurer and Executive Vice President for Finance and Administration

•	Peter A. Nitze — Chief Operating Officer and Executive Vice President

•	Barney B. Easterling — Senior Vice President, Manufacturing

We determined the Named Executive Officers based on the rules and regulations of the Securities and Exchange Commission.

Background of Executive Compensation for 2008

We entered 2008 with the goal of increasing earnings through growing revenue and lowering the cost of production while, at the same time, developing new products. We continued to focus our efforts in four key areas: i) improving gross margins and earnings; ii) expanding the international markets for our DHA and ARA for use in infant formula; iii) growing sales in markets for non-infant formula DHA applications; and iv) developing new products for future growth. In both 2007 and 2008, the Compensation Committee took into account the following considerations in setting compensation for our Named Executive Officers:

•	Earnings sensitivity and compensation affordability. The structure and amount of compensation awards impacts earnings and profitability. It is important to our Compensation Committee to consider the impact of its compensation decisions on our continued ability to achieve targeted net income.

•	Continued use of equity awards. Due to their ability to align stockholder and management’s interests, equity awards are an important element of our compensation, and it was important to our Compensation Committee to make annual equity awards in 2008, a practice that it had resumed in 2007. During 2006, the Compensation Committee assessed market trends with respect to equity awards and had determined the form and structure of equity compensation most appropriate for the Company.

•	Competitive levels of compensation. The level of compensation awards can impact executive recruitment and retention. Our Compensation Committee has found it difficult to identify an appropriate industry specific group of companies against which to compare the compensation of our executive officers given that, unlike most companies in the life sciences sector, Martek is a profitable, fully-integrated company with total domestic and international revenues that exceed $300 million. Furthermore, unlike the large majority of life sciences companies, Martek focuses on high-value nutritional products rather than pharmaceuticals and, as such, we do not compete with most other biotechnology companies. Nonetheless, the Compensation Committee views it as important to compare the compensation of our current executives to the most comparable industry specific studies available, and for 2008, as it has in recent history, the Committee concluded that the market compensation data for biotechnology companies is the most appropriate and comparable to Martek. However, recognizing the fundamental differences between Martek and other members of the biotechnology industry, the Compensation Committee used this market compensation information only as a guide and point of reference when making 2008 compensation decisions as discussed further below.

•	Consistent approach to compensation. The Compensation Committee performed a thorough review of our executive compensation in setting 2007 compensation, and in 2008 there had not been any organizational or corporate changes that warranted reevaluating the overall structure of our executive officer compensation programs. The Compensation Committee determined that variability in NEO compensation from 2007 would result primarily from incentive-based payouts generated through the achievement of the objectives of our Management Cash Bonus Incentive Plan (the “Bonus Plan”), which objectives were selected taking into account the Company’s 2008 goals and identified areas of focused effort.

Key Analytical Tools Utilized in Determining Executive Compensation During 2008

Comparative Market Information

While earnings growth was an important goal in 2008, the Compensation Committee recognized that the Named Executive Officers should, to the greatest extent consistent with that goal, be compensated in accordance with market practices in order to ensure retention. The Compensation Committee had completed an analysis in 2007 that sought to look to comparative company compensation information. At that time, the Compensation Committee relied on the market compensation information included in the 2006 Radford Biotechnology Survey in order to assess the NEOs’ salaries and their overall compensation packages versus market. The Compensation Committee found that most surveys of industry or industry segments are not directly applicable given that we are unlike most companies in the life sciences sector. In addition, we have historically found it difficult to find survey information for companies within our industry that have a similar market capitalization and that are fully-integrated companies. The Compensation Committee believed that some source of comparative information was important, however, to its review. The 2006 Radford Biotechnology Survey was recommended by Mr. Buzy to, and deemed acceptable by, the Compensation Committee in 2007, because it included segmented company populations, including one segment that consisted of biotechnology companies employing greater than 500 employees, as does Martek. Mr. Buzy and the Compensation Committee determined that this was the best available survey given the difficult nature of identifying companies comparable to us. The Radford Survey was produced by AON Consulting, Inc. and consists of hundreds of companies in the biotechnology industry, the identities of which were not considered or reviewed by our management or by the Compensation Committee. The Compensation Committee used its 2007 evaluation as the baseline for its 2008 compensation decisions.

In evaluating the compensation of Messrs. Dubin, Abramson, Buzy and Nitze versus market in 2007, the Compensation Committee considered the compensation elements of salary, bonus and equity-based compensation, both individually and collectively. This market information, however, was not utilized by the Compensation Committee to specifically “benchmark” any element of compensation, or total compensation generally, paid to any executive officer, including any of the Named Executive Officers. Rather, salary, bonus and equity-based compensation components, individually and in total, for each executive, were compared to the average value received by the executives in the companies in the Radford Survey at the 75% grouping and such comparison served as a guide to the Compensation Committee in setting 2007 compensation levels. In using the Radford Survey, the Compensation Committee used the 75% grouping for comparison purposes because of the determination that this was a closer match to a fully-integrated company like Martek, particularly when considering the complexity of operations as well as the revenue and profitability of Martek.

The Compensation Committee also reviewed the salary, bonus and equity-based compensation amounts received by each such executive since 2004. The Compensation Committee did not review the same level of comparative information with respect to Mr. Easterling because he is not a direct report of Mr. Dubin. However, Mr. Dubin, in general, used the same comparative analysis as the Compensation Committee in recommending the proposed levels of Mr. Easterling’s compensation to the Compensation Committee for its review.

Chief Executive Officer Input

As discussed as applicable below, Mr. Dubin proposes to the Compensation Committee salary increases as well as short-term and long-term incentive compensation awards for each of the Named Executive Officers, other than himself. In recommending compensation levels for the NEOs, it has been Mr. Dubin’s general belief that, given the similarity in authority and scope of responsibility of his direct reports, which include Mr. Abramson, Mr. Buzy and Mr. Nitze, these officers should be paid equally. In addition, the Compensation Committee considers Mr. Dubin’s evaluation of each NEO’s performance during 2008. Historically and in 2008, Mr. Dubin provides his evaluation of each NEO’s individual performance based on his own subjective review.

Elements of Compensation

The compensation program for our executives, including each of the Company’s NEOs, is comprised of three primary elements: base salary, annual incentive cash compensation and long-term equity incentives.

Base Salary

It is the belief of the Compensation Committee that the overall compensation to the NEOs should include reasonable levels of fixed cash compensation in order to provide a level of assurance of compensation. The Compensation Committee did not believe, however, that there were reasons for significant changes in base salaries in 2008, particularly after the comprehensive evaluation of salaries that had taken place in 2007, which had resulted in 15% increases for Messrs. Abramson, Buzy and Nitze that took into account the additional responsibilities undertaken by such NEOs in July 2006 as a result of a realignment of executive roles, and a 4% increase for Mr. Easterling. Accordingly, base salaries for each of the Named Executive Officers for 2008 were determined based on the 2007 amounts plus a merit salary increase of 4%. The 4% figure was used by the Compensation Committee based on its evaluation of what was appropriate and management’s recommendation, which they believed was consistent with industry averages of salary increases provided in the Radford Survey and similar industry sources. Salaries earned by the NEOs in 2008 are reflected in the “Salary” column of the “2008 Summary Compensation Table” below.

As noted above, in determining the base salaries in 2007, which directly relates to the determinations made in 2008, the Compensation Committee utilized the 75% grouping of the Radford Survey information as a guide when setting the base salary levels. In determining actual salary for Messrs. Abramson, Buzy and Nitze, the Compensation Committee assessed the responsibilities associated with the position, individual contribution and performance, overall Company performance and the compensation paid to similarly situated executives at other companies. The Compensation Committee also concurred with Mr. Dubin’s recommendation that each of his direct reports have the same level of compensation. In setting the base salary amounts for Messrs. Dubin, Abramson, Buzy and Nitze, the Compensation Committee also considered an assumed level of incentive cash compensation, using an estimated 50% bonus level, as well as equity-based compensation to ensure that the overall compensation packages for these executives, when including assumed salary components, would be appropriate relative to the Radford peer group guidance. When originally calculated for 2007, the base salaries for Messrs. Abramson, Buzy and Nitze were similar to the base salaries to which they were compared in the survey, the annual bonus amounts were lower than the bonuses to which they were compared in the survey assuming that bonus amounts were paid out at the 50% level, and the equity awards were significantly lower. As a general rule, the expected target total compensation for these officers in 2007 was no greater than approximately 70% of the total compensation of the companies in the survey used. Assuming that a 4% increase was also the standard for compensation increases across the companies included in the Radford Survey, the percentage levels in 2008 are consistent with those in 2007. The Compensation Committee determined that these amounts were appropriate given the survey data, and still were within the goal of having an affordable compensation package.

The Compensation Committee does not review Mr. Easterling’s base salary to the same degree as the Compensation Committee does for the other NEOs. However, Mr. Dubin applied the same type of comparative analysis as the Compensation Committee in recommending to the Compensation Committee the proposed base salary for Mr. Easterling in 2007. In 2008, Mr. Dubin recommended, and the Compensation Committee accepted, a 4% increase to Mr. Easterling’s salary, in line with the other NEOs.

Annual Incentive Cash Compensation

As part of our executive compensation program, we reward the achievement of corporate and individual performance goals through the Bonus Plan. This annual incentive program is designed to reward participants for the achievement of pre-established, measurable Company-wide goals and individual contributions thereto by providing cash awards that are paid if such goals are met.

For 2008, the Company’s Bonus Plan was structured with two financial objectives and two categories of non-financial objectives comprised of a series of commercial objectives and a series of research and development objectives. Corresponding to the financial objectives as well as each of the two categories of non-financial objectives were ranges of potential cash bonus payouts expressed as a percentage of base salary. The range for the financial objectives was set based upon specific thresholds of achievement. For each category of the non-financial objectives, there was a range of potential payouts with the ultimate payout amount based upon the judgment of the Compensation Committee as to the achievement of the non-financial objectives. The Compensation Committee structured the 2008 Bonus Plan in this manner so that the executives would know what their reward, if any, would be for achieving the financial objectives, while using the non-financial objectives to provide the Compensation Committee with the opportunity to apply its judgment on the value of contributions or achievements that are harder to measure. The financial and non-financial corporate objectives and their respective thresholds, if any, and ranges of payout expressed as a percentage of salary are as follows:

			Payout as a
			Percentage of
Financial Objectives	Minimum	Maximum	Salary
	(Dollars in millions)

Infant formula product sales	$266	$282	0-70%
Non-infant formula product sales	$27	$47
Product Sales	$293	$329
Pre-tax earnings for 2008	$34	$52

Non-financial Objectives
Commercial Objectives			0-15%
Research and Development Objectives			0-15%

The Compensation Committee selected product revenues and pre-tax earnings as financial objectives because of the Committee’s belief that these are the clearest and most direct representatives of current performance and are also the measures that are most important to investors. Product revenues and pre-tax earnings directly reflect our goal of increasing earnings and are indicators of how well we are doing in some of the Company’s areas of focused effort for 2008. The Compensation Committee determined, however, that there needed to be minimum levels of both infant formula product revenues and non-infant formula product revenues as well as pre-tax earnings in order for the financial objectives to be met. The Compensation Committee established the minimums for the financial objectives at the prior year’s actual revenue and earnings levels to reflect the Committee’s determination that financial performance needed to be better than the prior year’s actual results before management would be entitled to any portion of the Bonus Plan related to the financial objectives. In addition, the Committee provided for an exception that allowed for a full bonus payout on the financial objectives, if total product revenues exceeded $329 million with at least $40 million in non-infant formula product revenues. The Compensation Committee decided that a mix of infant formula and non-infant formula revenue was necessary to both recognize the importance of the core infant formula business and increasingly reward progress in the Company’s long-term growth opportunity in the non-infant formula business. In establishing the financial objectives, the Compensation Committee desired to retain the flexibility to consider the business circumstances that led to the year-end results, so the Committee did not set in advance the relative weight between the two categories of revenues nor did it set in advance the relative weight between revenue and pre-tax earnings. The Compensation Committee did not consider contract manufacturing revenues as significant enough to warrant consideration in the weighting or establishment of the revenue objective.

The non-financial objectives were selected as a means of rewarding current performance and performance that positions the Company for long-term growth. Current performance is measured by the continued ability of the Company to meet its commercialization goals and commericalize products demanded by the market. Research and development advancements are the basis for future performance and increased shareholder value. The commercial objectives consisted of (i) developing next generation infant formula products; (ii) achieving commercialization of new applications for DHA; (iii) pursuing a consumer product initiative that expands the Company’s product offerings; (iv) achievement of meaningful presence of life’sDHAtm brand on consumer products containing our DHA in the international market; (v) developing the Company’s long-term strategy in a targeted growth market; and (vi) reducing the cost to produce our nutritional oil products. The research and development objectives were to (i) execute the Company’s food applications plan; (ii) develop new products; (iii) continue to advance products already in development; and (iv) complete ongoing clinical research studies and initiate those that have candidate products available for study. Each of the commercial and research and development objectives represented a distinct action or series of actions that addressed the Company’s key areas of focused efforts and that the Compensation Committee believed would collectively contribute to the Company achieving its overall goals for 2008 and thereafter.

Under the Bonus Plan, each of the Named Executive Officers has the opportunity to receive an incentive award of up to 100% of base salary if, in the judgment of the Compensation Committee, the performance goals are met. Conversely, while the Company’s Bonus Plan has no specific minimum threshold of performance for the non-

financial objectives prior to payments being made, the Compensation Committee will significantly reduce and potentially entirely eliminate any payments under the Bonus Plan if, in the Committee’s judgment, the performance of the Company supports such a conclusion. In 2008, the Compensation Committee determined to keep the maximum potential payout at the 100% level that was set in 2007. Accordingly, the only increase to the targeted or potential payout resulted from the 4% increase in the base salary of the NEOs.

Utilizing the table of financial and non-financial objectives above, for services rendered to the Company in 2008, the Compensation Committee approved payments totaling $1,819,584 in incentive cash compensation to the NEOs. This represented 80% of NEO salaries. The payout percentage of 80% was calculated based upon the Company’s achieved revenues and pre-tax earnings, but falling short on the non-infant formula product revenues (60% payout compared to a 70% maximum), achieving a majority of the commercial objectives but falling short on a few projects (12% payout compared to a 15% maximum), and making more than 50% progress on several research objectives (8% payout compared to a 15% maximum). In determining the payout for the financial objectives for 2008, the Compensation Committee considered the extent to which non-infant formula sales did not meet the required levels for a full payout on the financial objectives and the circumstances surrounding such shortfall, including external economic factors.

Long-Term Compensation Through Stock-Based Incentives

Our compensation program uses equity-based awards, the ultimate value of which is contingent on our longer-term performance, in order to provide the NEOs with a direct incentive to seek increased stockholder returns. Furthermore, we have established stock ownership guidelines for our executive officers that require the executives to retain a portion of the common stock of the Company that they receive pursuant to equity awards. We believe this further aligns the interests and actions of the Company’s executive officers with the interests of the Company’s stockholders. See “Stock Ownership Retention Guidelines” below for further discussion.

During 2006, the Compensation Committee performed an evaluation of our overall stock-based compensation structure with the goal of ensuring alignment to market practices. In January 2007, the Compensation Committee completed its evaluation, which included consultation from an executive compensation expert, Frederic W. Cook & Co., Inc., to provide information on trends and structures to be used for the awards. Based on the Compensation Committee’s review, it concluded that restricted stock units would largely replace traditional stock options for future equity grants because such restricted stock units better align stockholder interests with executive compensation and because of the ability to provide our NEOs with value and incentives while minimizing the compensation expense to the Company when compared to stock options.

As discussed above in the discussion on base salaries, in making restricted stock unit awards for 2008, the Compensation Committee believed its conclusions in 2007 were still applicable and relied on their prior assessment. In setting the size of the restricted stock unit awards granted in 2007, the Compensation Committee first determined the total amount of restricted stock unit awards that could be granted to all of our employees given the Company’s overall financial resources and its 2007 outlook. In making such determination, the Compensation Committee used the estimated FAS 123R value of such potential grants. After determining the total amount of value that would be used for all restricted stock unit awards in 2007, the Compensation Committee then considered the appropriate amount of restricted stock units to be granted to our Named Executive Officers. To this end, the Compensation Committee decided that Messrs. Dubin, Abramson, Buzy and Nitze should be granted restricted stock units that are calculated, based upon FAS 123R, to be approximately 75% of the executives’ respective salaries. In reaching this conclusion, as discussed above under “Base Salary,” the Compensation Committee considered total target compensation expected to be paid to Messrs. Dubin, Abramson, Buzy and Nitze during 2007. This total target compensation was comprised of the NEO’s base salary for 2007, an assumed cash bonus based on a 50% bonus level and the equity-based compensation component represented by the restricted stock unit grant. Such amounts were, individually and collectively, compared to the market data information included in the Radford Survey at the 75% grouping.

When establishing the restricted stock unit grants to Messrs. Dubin, Abramson, Buzy and Nitze for 2007, the number of restricted stock units granted was discounted to take into account the relative differences between the restricted stock units that we intended to use and the Black-Scholes value of option awards, which is what we believe most of the companies in the Radford Survey had used for equity awards. As with the decisions with respect to 2007 base salary, the Compensation Committee determined that the restricted stock awards for Messrs. Abramson, Buzy and Nitze should also be the same for each. The Compensation Committee approved the award to Mr. Easterling based on the recommendation of Mr. Dubin. Mr. Dubin went through a similar process to the one that the Compensation Committee went through for Mr. Dubin and the other Named Executive Officers in recommending Mr. Easterling’s restricted stock unit grant, except that the size of his grant was set at approximately 50% of his salary, the percentage utilized for all Senior Vice Presidents of the Company.

For 2008, the Compensation Committee determined to use the same percentage of base salary when determining the value of the restricted unit awards to be granted to the NEOs as it used in 2007. Accordingly, the increase in the value of restricted stock unit awards in 2008 from 2007 was solely attributable to the 4% increase in base salaries.

When equity awards are made during the fiscal year, the Compensation Committee makes equity awards to executive officers in connection with hirings, or on an annual basis as part of its budget setting process. No NEOs were hired during 2008, so our NEOs only received annual equity grants during 2008. In addition, as noted above, the Company has largely eliminated the granting of stock options to its executive officers and employees generally; however, when the Compensation Committee has made stock option grants to its employees in the past, the exercise price of the stock option has been equal to the closing market price of Martek’s common stock on the date of grant.

Severance Arrangements

In November and December 2006, each of our Named Executive Officers entered into an employment agreement with us. Other than the differences relating to each of these officer’s title and base salary, as discussed in the “2008 Summary Compensation Table” and “2008 Grants of Plan-Based Awards Table” below, the employment agreements for the NEOs are identical. We entered into these agreements after discussion with our executive officers as to the form and content of these agreements. The provisions of the agreements were determined after taking into account information in a published report by Frederic W. Cook & Co., Inc. on what is typical within the marketplace and after negotiations with the executive officers. The Compensation Committee determined that it was consistent with the market for executive talent to provide these agreements, including the nature and types of benefits contained in them, and determined that the agreements were important for retaining these executives and being able to continue to attract additional executives.

Pursuant to each NEO’s employment agreement, in the event of our termination of the executive without cause, or by the executive for good reason, the NEO is generally entitled to a severance payment equal to one year of base salary, his pro rata “target” bonus for the year of termination, plus one year of continued COBRA benefits and up to one year of outplacement services. In addition, upon the NEO’s termination without cause or for good reason within one year of a change in control of us, the NEO is entitled to a severance payment equal to two years of base salary, his full “target” bonus for the year of termination, plus 18 months of continued COBRA coverage and up to one year of outplacement services. We used this type of “double-trigger” for the payment of enhanced benefits in the event of a change in control to provide an appropriate balance between the potential compensation payable and the recruitment and retention objectives described above. We also believe that, were we to engage in discussions or negotiations relating to a corporate transaction that our Board deems in the interest of stockholders, these agreements would serve as an important tool in ensuring that our executive team remained focused on the consummation of the transaction, without significant distraction or concern relating to personal circumstances such as continued employment.

In addition, each agreement provides that the NEO is entitled to a “tax gross-up” provision in the event the severance payments pursuant to the employment agreement would trigger any excise tax under the Internal Revenue Code. We agreed to these tax gross-ups after negotiation with the executive officers because the Compensation Committee recognized that without the gross-ups the executive officers would not be likely to receive a large portion of the benefit of the provisions for which they had negotiated and which the Compensation Committee had determined was appropriate. However, because the Compensation Committee was cognizant of the effect on us in the event the payments to a particular officer exceeded the excise tax threshold by only a small amount, the Compensation Committee determined to limit an officer’s ability to trigger this benefit under the employment agreements. For example, if the payments to be made to an NEO pursuant to the employment agreement exceeds the excise tax threshold by only a de minimis amount, the tax gross-up payment required to be made to the officer, plus the lost tax deduction to us, could far exceed any potential benefit to the NEO. As a result, the agreements provide that if the net after-tax benefit to the NEO is not at least $50,000, the required severance payment to the officer is to be reduced so that our tax gross-up payment obligation is not triggered and no gross-up payments will be made to the NEO.

Additional information on these provisions, including the estimated payments under such arrangements for each NEO, is provided under “Potential Payments upon Termination or Change in Control” below.

Compensation Deductibility Policy

Under Section 162(m) of the Code and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and three most highly compensated executive officers (other than our Chief Financial Officer). Performance-based compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). During 2008, payouts under the Company’s Bonus Plan that are attributable to the financial objectives qualified as performance-based compensation under Section 162(m) and thus were excluded from the $1 million limit. Grants of restricted stock units are not “performance-based” for purposes of Section 162(m) and thus count towards each Named Executive Officer’s limit under Section 162(m). No Named Executive Officer, however, exceeded the $1 million limitation during 2008. The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) to the extent that doing so is consistent with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company’s executive officers.

Stock Ownership Retention Guidelines

In January 2007, the Company’s Board of Directors established stock ownership retention guidelines for our executives in order to further reinforce and emphasize the link between their interests and those of our stockholders. Pursuant to the guidelines, each of our executive officers, including the NEOs, is required to retain 50% of the net shares of the Company’s common stock he receives pursuant to restricted stock unit or other future equity awards made after January 2007 until his termination of service as an executive officer. “Net shares” means the number of shares subject to an equity award reduced by the shares sold or withheld to cover income and payroll taxes incurred in connection with such award. The Compensation Committee is notified of any non-compliance with these guidelines and exceptions to the policy may only be approved by the Compensation Committee at its discretion. As of October 31, 2008, each of the NEOs was in compliance with the stock ownership guidelines.

Compensation Committee Report on Executive Compensation

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2009 Proxy Statement and in the Company’s Annual Report on Form 10-K for 2008 by reference to the Proxy Statement.

Submitted by the Members of the Compensation Committee:

Douglas J. MacMaster, Jr. (Chairman)
Robert J. Flanagan
Robert H. Mayer
Polly B. Kawalek

Executive Compensation

The following narratives, tables and footnotes set forth the total compensation earned during 2008 by our Named Executive Officers. The individual components of the total compensation calculation reflected in the Summary Compensation Table are described below:

2008 Summary Compensation Table

						Non-Equity
			Stock	Option		Incentive Plan	All Other
		Salary	Awards(1)	Awards(1)		Compensation(2)	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)		($)	($)	($)

Steve Dubin,	2008	$572,000	$135,193	—		$457,600	$10,755	$1,175,548
Chief Executive Officer and Director	2007	$550,000	$62,334	$61,488	(4)	$137,500	$10,088	$821,410
David M. Abramson,	2008	$443,040	$104,716	—		$354,432	$10,903	$913,091
President	2007	$426,000	$48,281	—		$106,500	$10,211	$590,992
Peter L. Buzy,	2008	$443,040	$104,716	—		$354,432	$9,932	$912,120
Chief Financial Officer, Treasurer and Executive Vice President	2007	$426,000	$48,281	—		$106,500	$9,402	$590,183
Peter A. Nitze,	2008	$443,040	$104,716	$143,150	(5)	$354,432	$10,185	$1,055,523
Chief Operating Officer and Executive Vice President	2007	$426,000	$48,281	$150,640	(6)	$106,500	$9,612	$741,033
Barney B. Easterling	2008	$373,360	$58,832	—		$298,688	$11,861	$742,741
Senior Vice President, Manufacturing	2007	$359,000	$27,125	—		$89,750	$11,009	$486,884

(1)	Amounts reflect the compensation expense recognized for financial statement reporting purposes during 2008, as computed pursuant to FAS 123R, excluding any estimates of forfeitures relating to service-based vesting conditions. See Note 3 to the audited consolidated financial statements included in the Company’s 2008 Annual Report on Form 10-K for the assumptions underlying the valuation of these equity awards.

(2)	Amounts represent the annual incentive payments paid to each Named Executive Officer pursuant to the Company’s Bonus Plan based upon the achievement of certain performance goals established by our Compensation Committee for fiscal 2008. For a discussion of the performance goals established for 2008, see “Annual Incentive Cash Compensation” above. For the potential payouts applicable to each NEO at the beginning of 2008, see the “2008 Grants of Plan-Based Awards Table” below.

(3)	Amounts include “matching contributions” made by Martek under the Company’s 401(k) Plan, to the extent allowable by law, equal to a discretionary percentage up to 3% of the participant’s salary. Contributions made by Martek vest over a period of up to five years based on the NEO’s continued service to the Company. Based on their respective lengths of service, Mr. Dubin, Mr. Abramson, Mr. Buzy and Mr. Easterling were all 100% vested in the Company’s matching contribution upon receipt, and Mr. Nitze was 60% vested in the Company’s matching contribution upon receipt. Amounts also include premiums paid by the Company on behalf of the NEOs related to supplemental long-term disability insurance. For a discussion of the benefits available to the Named Executive Officers pursuant to this policy, see “Potential Payments upon Termination or Change in Control” below.

(4)	Amounts relate to the 2007 vesting of 6,000 stock options granted on September 12, 2002 at an exercise price of $17.18

(5)	Amounts relate to the 2008 vesting of 5,000 stock options granted on September 6, 2005 at an exercise price of $50.51.

(6)	Amounts relate to the 2007 vesting of 5,000 stock options granted on September 6, 2005 at an exercise price of $50.51.

2008 Grants of Plan-Based Awards Table

The following table sets forth information with respect to grants of plan-based awards to the Company’s NEOs during 2008:

					All Other Stock
		Estimated Possible Payouts Under			Awards;	Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Number of Shares	Value of
		Threshold(4)	Target	Maximum	of Stock or Units(2)	Stock Awards(3)
Name	Grant Date	($)	($)	($)	(#)	($)

Steve Dubin	1/17/08	—	—	$572,000	12,961	$429,000
David M. Abramson	1/17/08	—	—	$443,040	10,039	$332,280
Peter L. Buzy	1/17/08	—	—	$443,040	10,039	$332,280
Peter A. Nitze	1/17/08	—	—	$443,040	10,039	$332,280
Barney B. Easterling	1/17/08	—	—	$373,360	5,640	$186,680

(1)	Amounts set forth in these columns reflect the annual cash incentive compensation amounts that potentially could have been earned during 2008 based upon the achievement of performance goals under the Company’s Bonus Plan. The actual annual cash incentive compensation earned in 2008 by our NEOs was paid in December 2008 and is reflected in the “Non-Equity Incentive Plan Compensation” column of the “2008 Summary Compensation Table” above. For a discussion of the performance goals established by the Compensation Committee in 2008, see “Annual Incentive Cash Compensation” above.

(2)	Amounts represent restricted stock unit awards and vest in five equal installments on each of March 19, 2009, 2010, 2011, 2012 and 2013.

(3)	Amounts shown in this column represent the full grant date fair market value of restricted stock unit awards granted in 2008, as determined pursuant to FAS 123R without regard to vesting requirements.

(4)	For 2008, the Compensation Committee did not set a minimum threshold of performance for non-financial objectives prior to any payments being made under the Company’s Bonus Plan.

Narrative to the 2008 Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed under “Severance Arrangements” above, in November and December 2006, each of the Named Executive Officers entered into an employment agreement with the Company. Other than the differences relating to each Named Executive Officer’s title and base salary, the employment agreements for the Named Executive Officers are identical.

As set forth in his respective employment agreement, the base salary for each Named Executive Officer was originally set as follows: Mr. Dubin, $550,000; Messrs. Abramson, Buzy, and Nitze, $370,000; and Mr. Easterling, $359,000. The base salaries are subject to review annually, with any increases, such as the increase in connection with 2008 compensation, in the sole discretion of Martek. See “Base Salary” above for a discussion of how the current amounts were determined. Each employment agreement further provides that the Named Executive Officers are entitled to participate in various benefit programs of Martek, including health, disability, life insurance and the Bonus Plan. Each of these benefits, other than the Bonus Plan and certain supplemental long-term disability benefits, are available to the employees of Martek generally. In addition, each employment agreement provides for the potential payment of severance and other benefits upon certain terminations, including termination within one year of a change in control. For a discussion of these provisions and an estimate of the potential payments to each Named Executive Officer thereunder, see “Potential Payments upon Termination or Change in Control” below.

Each employment agreement has an initial term of three years, which will be automatically extended for consecutive one-year periods unless either party notifies the other of its intent to terminate within 60 days of the end of the respective term.

Compensation Recovery Policy

The Board has given the Compensation Committee authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers, including the Named Executive Officers, where the payment was predicated upon the achievement of certain financial results. In the event that those financial results are subject to restatement, the Compensation Committee will evaluate the nature and impact of the restatement and may make appropriate retroactive adjustments. No such adjustments were necessary or made during 2008.

Outstanding Equity Awards at 2008 Year-End

The following table sets forth information with respect to the outstanding equity awards as of October 31, 2008 for the Named Executive Officers:

		Options Awards
		Number of
		Securities					Stock Awards(1)
		Underlying						Market Value of
		Unexercised			Option		Number of Shares or	Shares of Units of
		Options			Exercise	Option	Units of Stock That	Stock That Have
		Exercisable	Unexercisable		Price	Expiration	Have Not Vested	Not Vested(2)
Name	Grant Date	(#)	(#)		($)	Date	(#)	($)

Steve Dubin	9/12/02	25,400	—		$17.18	9/12/12
	10/13/03	18,000	—		$51.92	10/13/13
	3/18/04	40,000	—		$61.15	3/18/14
	3/17/05	13,333	—		$55.85	3/17/15
	1/19/07	—	—		—	—	14,398	$429,492
	1/17/08	—	—		—	—	12,961	$386,627
David M. Abramson	11/20/03	15,000	—		$57.42	11/20/13
	3/18/04	20,000	—		$61.15	3/18/14
	3/17/05	10,000	—		$55.85	3/17/15
	1/19/07	—	—		—	—	11,152	$332,664
	1/17/08	—	—		—	—	10,039	$299,463
Peter L. Buzy	3/16/00	16,000	—		$12.00	3/16/10
	3/16/01	50,000	—		$14.56	3/16/11
	3/14/02	50,000	—		$28.50	3/14/12
	3/20/03	35,000	—		$27.97	3/20/13
	3/18/04	30,000	—		$61.15	3/18/14
	3/17/05	10,000	—		$55.85	3/17/15
	1/19/07	—	—		—	—	11,152	$332,664
	1/17/08	—	—		—	—	10,039	$299,463
Peter A. Nitze	9/6/05	20,000	5,000	(3)	$50.51	9/5/2015
	1/19/07	—	—		—	—	11,152	$332,664
	1/17/08	—	—		—	—	10,039	$299,463
Barney B. Easterling	9/5/03	25,000	—		$49.44
	3/18/04	30,000	—		$61.15
	3/17/05	10,000	—		$55.85
	1/19/07	—	—		—	—	6,266	$186,915
	1/17/08	—	—		—	—	5,640	$168,241

(1)	Restricted stock units granted 1/19/07 will vest in four remaining equal installments on each of March 19, 2009, 2010, 2011 and 2012. Restricted stock units granted 1/17/08 will vest in five equal installments on each of March 19, 2009, 2010, 2011, 2012 and 2013.

(2)	Market value is based on the closing price of the Company’s common stock of $29.83 per share on October 31, 2008.

(3)	These stock options will vest on September 6, 2009.

2008 Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised and the restricted stock unit awards that vested during 2008 for each of the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)

Steve Dubin	—	—	3,599	$109,374
David M. Abramson	—	—	2,788	$84,727
Peter L. Buzy	50,000	$631,000	2,788	$84,727
Peter A. Nitze	—	—	2,788	$84,727
Barney B. Easterling	—	—	1,566	$47,591

(1)	The value realized upon the exercise of stock options is calculated as the difference between the total fair market value of the shares on the date of exercise (using the market price at the time of exercise), less the total option price paid for the shares, regardless of whether or not the shares were sold on the date of exercise, sold subsequently, or held.

(2)	The value realized upon the vesting of the restricted stock units is a pre-tax amount determined by multiplying the number of shares of stock vested during 2008 by $30.39, the closing price per share on the vesting date for the awards. Information as to value does not take into account reductions related to withholding tax, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts.

Potential Payments Upon Termination or Change in Control

Each Named Executive Officer’s employment agreement with Martek provides for the potential payment of severance and other benefits upon certain terminations of employment. For a discussion of why Martek believes these payments are appropriate and how they were determined, see “Severance Arrangements” above. In addition, pursuant to the terms of its Stock Incentive Plans, upon certain termination events, the executive will be entitled to acceleration of his outstanding and unvested equity awards.

Termination without Cause or for Good Reason

Pursuant to the employment agreements, in the event a Named Executive Officer is terminated without “cause,” as defined below (which includes non-renewal of the employment agreement by Martek in circumstances other than within 12 months following a “change in control,” as described below), or the executive terminates his employment for “good reason,” as defined below, the executive will be entitled to receive:

•	a lump sum severance payment equal to the sum of (i) 12 months of his then-existing base salary and (ii) the pro rata portion of any “target” bonus to which the executive was entitled during the year of termination of employment;

•	reimbursement for COBRA premiums for a period of up to 12 months; and

•	reimbursement for outplacement services for up to 12 months under a program approved by Martek.

Pursuant to the employment agreements, “cause” is defined to include the executive’s:

•	intentional misconduct or gross negligence in the exercise of his duties;

•	commission of theft, forgery, fraud, misappropriation, embezzlement or any other act of material misconduct against Martek;

•	violation of his fiduciary duties to Martek;

•	conviction of a felony or any other crime involving moral turpitude;

•	substantial dependence on alcohol or any controlled substance;

•	substantial injury to the reputation, business or business relationships of Martek;

•	violation of the employment agreement; or

•	failure to adequately perform the material duties of his position.

Pursuant to the employment agreements, “good reason” is defined to include:

•	a material reduction in the nature or scope of the executive’s duties, without the executive’s consent;

•	Martek’s violation of the employment agreement;

•	a reduction of the executive’s base salary (as set forth in the employment agreement);

•	Martek’s becoming a division or subsidiary of another entity, where the executive’s duties are at the divisional or subsidiary level;

•	Martek’s relocation of its principal office by more than 50 miles, or following a “change in control” (as described below), 25 miles.

Termination Following a Change in Control

Each employment agreement provides that if, within 12 months following a “change in control,” as defined below (which includes non-renewal of the employment agreement by Martek within 12 months following a change in control), the executive is terminated without cause or resigns for good reason, instead of the severance payments and benefits described above, the executive will be entitled to receive:

•	a lump sum payment equal to the sum of (i) 24 months of his then-existing base salary and (ii) an amount equal to the full amount of any “target” bonus to which the executive was entitled during the year of termination of employment;

•	reimbursement for 18 months of coverage under COBRA; and

•	the outplacement benefit described above.

Pursuant to the employment agreements, “change in control” is defined to include:

•	the acquisition by an individual, entity or group of 20% or more of the voting power of Martek;

•	a change in the majority of the incumbent membership of Martek’s Board of Directors; or

•	consummation of a reorganization, merger, consolidation, liquidation or dissolution.

Gross-Up Payment

Each of the employment agreements provides that the executive will be entitled to a “gross-up” payment in the event that the payments pursuant to the employment agreement would trigger any excise tax under the Internal Revenue Code. In the event, however, that the executive is entitled to the gross-up payment, but the net after-tax benefit to the executive, taking into account all payments pursuant to the employment agreement and the gross-up payment, is not at least $50,000, then the payments owed to the executive pursuant to the employment agreement will be reduced so as not to trigger the excise tax provision under the Internal Revenue Code and no tax gross-up payment will be made to the executive.

Conditions to Receipt of Payments and Benefits

Each executive’s COBRA benefit, if elected by the executive, is conditioned on the executive’s providing written verification of his premium payments to Martek, and Martek’s reimbursement obligation will end immediately if the executive is eligible to obtain health care insurance from any new employment during the period. In addition, in order to receive the severance payments and other benefits described above, the executive must execute a general release of all claims against Martek, and the release must become effective. The employment agreements also contain standard confidentiality, assignment of inventions and proprietary information provisions, as well as a noncompetition and nonsolicitation covenant for 12 months following termination of employment.

Acceleration of Equity

The following sets forth certain triggering events for the vesting of rights upon a termination of employment or the consummation of certain change in control transactions under the Company’s 2004 Stock Incentive Plan, 2003 New Employee Stock Option Plan and 2002 Stock Incentive Plan.

2004 Stock Incentive Plan and 2002 Stock Incentive Plan.

Under the 2004 Stock Incentive Plan, as amended (the “2004 Plan”), and the 2002 Stock Incentive Plan, as amended (the “2002 Plan”), in the event of termination of service other than for death, disability or cause, options will expire ninety days after termination of service. No additional options will vest after termination of service except in the case of death or disability. All rights to options are forfeited upon a termination for cause. Upon termination of service, a grantee forfeits all rights to restricted stock and restricted stock units granted under the 2004 Plan or the 2002 Plan, except to the extent previously vested.

Upon the occurrence of a change in control, all outstanding shares of restricted stock and restricted stock units issued under the 2004 Plan or the 2002 Plan shall be deemed to have vested and all restrictions and conditions applicable thereto shall be deemed to have lapsed. In addition, either of the following two actions shall be taken: (i) options shall be exercisable for the fifteen-day period preceding such change in control or (ii) any outstanding options, restricted stock, restricted stock units and/or stock appreciation rights issued under the 2004 Plan or the 2002 Plan shall be cancelled and the holders thereof shall be paid cash and/or securities having an equivalent value thereto, as determined by formulas set forth in the 2004 Plan and the 2002 Plan, respectively. None of the actions described above shall be required upon a change in control to the extent the rights and obligations related to any such award are assumed, continued or substituted for as set forth in the 2004 Plan or the 2002 Plan. For purposes of the 2004 Plan and the 2002 Plan, a change in control means the consummation of any of the following transactions: (i) any dissolution or liquidation of the Company or a merger, consolidation or reorganization involving the Company where the Company is not the surviving entity; (ii) a sale of substantially all the assets of the Company; or (iii) any transaction which results in any person (other than current stockholders or affiliates) owning 50% or more of the combined voting power of all classes of stock of the Company.

2003 New Employee Stock Option Plan

Under the 2003 New Employee Stock Option Plan (the “2003 Plan”), in the event of termination of service other than for death, disability or cause, options will remain exercisable to the extent vested for thirty days after termination of service. No additional options will vest after termination of service except in the case of death or disability. All rights to options are forfeited upon a termination for cause. Upon the occurrence of a change in control, option awards are treated similarly to those under the 2004 Plan.

Disability

The Company provides long-term disability insurance coverage for the benefit of all of its employees. This benefit provides all covered employees with a monthly cash compensation benefit upon “disability” (as defined below) equal to 60% of the employee’s salary in effect as of the date of disability, up to a maximum of $11,000 per month. In addition to this coverage available to all of our employees, executive officers of the Company, including each of the Named Executive Officers, receive supplemental long-term disability insurance coverage. We determined that it is appropriate to offer all of our executives, which as of December 31, 2008, including NEOs, totaled 22 individuals, the ability to have supplemental disability insurance coverage because the cost to us is minimal compared to the value our executives receive, and it is another way in which we can provide our executives with competitive levels of compensation. Under this supplemental coverage, the executives, including NEOs, receive cash compensation equal to 75% of the executive’s salary in effect as of the date of disability, up to a maximum of $18,500 per month. Thus, based on their current salaries, each of the NEOs is entitled to an additional $7,500 of disability coverage per month as compared to our employees generally.

For purposes of the disability insurance coverage, including the supplemental insurance coverage provided to our executives, “disability” means the inability to perform the main duties of his/her occupation and he/she is not working at any other occupation.

Estimate of Payments

The estimated payments owed to each executive upon the various termination events are based on the following assumptions and/or exclusions:

•	the payments do not include any amounts earned and owed to the executive as of the termination date, such as salary earned to date, unreimbursed expenses or benefits generally available to all employees of Martek on a non-discriminatory basis (e.g., accrued but unused “paid time off”);

•	pursuant to SEC requirements, it is assumed that the “triggering event” occurred on the last day of Martek’s last fiscal year, or October 31, 2008, and the value of our common stock was the closing market value of our stock on such date, or $29.83;

•	options and restricted stock units are not assumed, continued or substituted for in the event of a change of control;

•	each NEOs target bonus was determined by using the maximum payout established by the Compensation Committee under the Cash Plan;

•	with respect to the supplemental disability insurance payments, amounts reflect only the incremental coverage available to our NEOs, over and above what is generally available to all Market employees.

		Accelerated Vesting of
		Equity Value		Welfare			Excise Tax
	Aggregate	Restricted	Stock	Benefits	Disability	Outplacement	Gross-up
Name	Severance	Stock Units	Options	Continuation	Payment	Services	Payment	Total

Steve Dubin
Termination without Cause or for Good Reason	$1,144,000	$816,119	—	$10,404	—	$10,000	—	$1,980,523
Termination within Twelve Months of Change in Control	$1,716,000	$816,119	—	$15,606	—	$10,000	—	$2,557,725
Termination as a Result of Disability	—	—	—	—	$1,800,619	—	—	$1,800,619
David M. Abramson
Termination without Cause or for Good Reason	$886,080	$632,128	—	—	—	$10,000	—	$1,528,208
Termination within Twelve Months of Change in Control	$1,329,120	$632,128	—	—	—	$10,000	$587,102	$2,558,350
Termination as a Result of Disability	—	—	—	—	$1,800,619	—	—	$1,800,619
Peter L. Buzy
Termination without Cause or for Good Reason	$886,080	$632,128	—	$16,152	—	$10,000	—	$1,544,360
Termination within Twelve Months of Change in Control	$1,329,120	$632,128	—	$24,228	—	$10,000	—	$1,995,476
Termination as a Result of Disability	—	—	—	—	$2,586,810	—	—	$2,586,810
Peter A. Nitze
Termination without Cause or for Good Reason	$886,080	$632,128	—	$16,140	—	$10,000	—	$1,544,348
Termination within Twelve Months of Change in Control	$1,329,120	$632,128	—	$24,210	—	$10,000	$570,627	$2,566,085
Termination as a Result of Disability	—	—	—	—	$2,468,282	—	—	$2,468,282

		Accelerated Vesting of
		Equity Value		Welfare			Excise Tax
	Aggregate	Restricted	Stock	Benefits	Disability	Outplacement	Gross-up
Name	Severance	Stock Units	Options	Continuation	Payment	Services	Payment	Total

Barney B. Easterling
Termination without Cause or for Good Reason	$746,720	$355,156	—	$14,052	—	$10,000	—	$1,125,928
Termination within Twelve Months of Change in Control	$1,120,080	$355,156	—	$21,078	—	$10,000	$473,950	$1,980,264
Termination as a Result of Disability	—	—	—	—	$658,550	—	—	$658,550

Beneficial Ownership of Common Stock

The following table sets forth certain information as of February 1, 2009 (unless otherwise specified) with respect to the beneficial ownership of the Company’s common stock of each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, each director and nominee, each Named Executive Officer and all directors and executive officers as a group:

	Shares Beneficially		Percentage of
Name and Address of Beneficial Owners	Owned(1)(2)		Class

State Street Bank and Trust Company	2,537,920	(3)	7.7%
Barclays Global Investors, NA	2,196,266	(4)	6.6%
Steve Dubin	122,984	(5)	*
David M. Abramson	52,873	(6)	*
Peter L. Buzy	210,485	(7)	*
Peter A. Nitze	27,678	(8)	*
Barney B. Easterling	82,254	(9)	*
James R. Beery	39,941	(10)	*
Harry J. D’Andrea	6,059	(11)	*
Robert J. Flanagan	403,092	(12)	1.2%
Polly B. Kawalek	20,941	(13)	*
Jerome C. Keller	87,941	(14)	*
Douglas J. MacMaster	112,130	(15)	*
Robert H. Mayer	3,847	(16)	*
Eugene H. Rotberg	141,291	(17)	*
All Executive Officers and Directors as a group (17 persons)	1,336,547	(18)	3.9%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes shares of common stock to which the person has sole or shared voting or investment power with respect to the shares or shares of common stock that the person has the right to acquire as of April 2, 2009, 60 days after February 1, 2009, through the exercise of any stock option or other right. Shares of common stock subject to options or rights currently exercisable or exercisable as of April 2, 2009 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or right but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Mr. Michael G. Devine was elected to the Board of Directors on May 15, 2008. Mr. Devine had no beneficial interests in the Company as of February 1, 2009.

(3)	The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on July 31, 2008. This stockholder’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. This stockholder is deemed to be the beneficial owner of 2,537,920 shares of the Company’s common stock as a result of acting as a bank to various companies as defined in Section 3(a)(6) of the Securities Act of 1934.

(4)	The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on February 5, 2009. This stockholder’s address is 45 Fremont Street, San Francisco, California 94105. This stockholder is deemed to be the beneficial owner of 1,892,389 shares of the Company’s common stock as a result of acting as a bank to various companies as defined in Section 3(a)(6) of the Securities Act of 1934.

(5)	Includes currently exercisable options to purchase 96,733 shares and 6,191 shares to be received upon the vesting of restricted stock units in the next 60 days.

(6)	Includes currently exercisable options to purchase 45,000 shares and 4,795 shares to be received upon the vesting of restricted stock units in the next 60 days.

(7)	Includes currently exercisable options to purchase 191,000 shares and 4,795 shares to be received upon the vesting of restricted stock units in the next 60 days.

(8)	Includes currently exercisable options to purchase 20,000 shares and 4,795 shares to be received upon the vesting of restricted stock units in the next 60 days.

(9)	Includes currently exercisable options to purchase 65,000 shares and 2,694 shares to be received upon the vesting of restricted stock units in the next 60 days.

(10)	Includes currently exercisable options to purchase 35,000 shares and 2,034 shares to be received upon the vesting of restricted stock units in the next 60 days.

(11)	Includes 2,034 shares to be received upon the vesting of restricted stock units in the next 60 days.

(12)	Includes 332,609 shares owned by CNF Investments, LLC, of which Mr. Flanagan is a manager and member, and 10,000 shares owned by Flanagan Family Limited Partnership, of which Mr. Flanagan is a general partner. Also includes currently exercisable options to purchase 55,323 shares and 2,034 shares to be received upon the vesting of restricted stock units in the next 60 days.

(13)	Includes currently exercisable options to purchase 15,000 shares and 2,034 shares to be received upon the vesting of restricted stock units in the next 60 days.

(14)	Includes currently exercisable options to purchase 80,000 shares and 2,034 shares to be received upon the vesting of restricted stock units in the next 60 days.

(15)	Includes currently exercisable options to purchase 90,000 shares and 2,034 shares to be received upon the vesting of restricted stock units in the next 60 days.

(16)	Includes 3,847 shares to be received upon the vesting of restricted stock units in the next 60 days.

(17)	Includes 7,300 shares owned by the Rotberg/Comens/Booth Charitable Foundation and 7,300 shares owned by the Rotberg/Comens/Bray Charitable Foundation, of which Mr. Rotberg shares voting and dispositive powers with members of his family. Also includes currently exercisable options to purchase 75,000 shares and 6,191 shares to be received upon the vesting of restricted stock units in the next 60 days.

(18)	Includes currently exercisable options to purchase 786,056 shares and 44,949 shares to be received upon the vesting of restricted stock units in the next 60 days.

Equity Compensation Plan Information

The Company grants equity awards under the Stock Incentive Plans. All employees of the Company are eligible for such grants. The table below sets forth the following information as of the end of the Company’s 2008 fiscal year for all compensation plans previously approved by the Company’s stockholders and all compensation plans not previously approved by the Company’s stockholders:

(a) the number of securities to be issued upon the exercise of outstanding options;

(b) the weighted average exercise price of such outstanding options; and

(c)	other than securities to be issued upon the exercise of such outstanding options, the number of securities remaining available for future issuance under the plans.

				(c) Number of Securities
				Remaining Available for
	(a) Number of			Future Issuance Under
	Securities to Be		(b) Weighted	Equity Compensation
	Issued Upon		Average Exercise	Plans (Excluding
	Exercise of		Price of	Securities Reflected in
Plan Category	Outstanding Options		Outstanding Options	Column (a))

Equity compensation plans approved by shareholders	1,956,480		$44.59	1,175,502
Equity compensation plans not approved by shareholders	620,770	*	$30.26	166,105

Total	2,577,250		$41.14	1,341,607

*	Excludes 9,567 shares of Martek common stock reserved for issuance upon exercise of options assumed in connection with the acquisition of OmegaTech on April 25, 2002. The weighted average exercise price of these shares is $13.88.

The equity compensation plans approved by the Company’s stockholders are the 2002 Stock Incentive Plan and the 2004 Stock Incentive Plan. The equity compensation plans not approved by the Company’s stockholders include the 2001 Stock Option Plan, and the 2003 New Employee Stock Option Plan. Options to purchase common stock under the Company’s Stock Incentive Plans, including the plans not approved by stockholders, are granted at prices as determined by the Compensation Committee of the Board of Directors, but shall not be less than the fair market value of the Company’s common stock on the date of grant. The Company does not intend to issue the 159,430 shares available under the Company’s 1986 Stock Option Plan, as amended and restated in 1992, the 1994 Directors’ Option Plan, the 1997 Stock Option Plan and the 2001 Stock Option Plan. With the exception of the 2003 New Employee Stock Option Plan, which consists only of non-qualified stock options, and the 2004 Stock Incentive Plan, which prior to its amendment and restatement in 2005 consisted only of non-qualified stock options, the options granted may be incentive stock options or non-qualified stock options and generally vest over a period of up to five years. The Compensation Committee determines the vesting schedule and expiration date (up to a maximum of ten years from the date of grant) for all equity awards. See also “Acceleration of Equity” above. With the exception of the 2003 New Employee Stock Option Plan, whose equity awards must be granted only to new employees, the equity compensation plans permit the Board of Directors to grant equity awards to any employee of the Company, any outside director or any other individuals whose participation in the plan is determined to be in the best interests of the Company. In general, all equity compensation plans terminate ten years after their adoption by the Board of Directors and no grants may be made after termination of the plan. The Board of Directors may amend, suspend or terminate the plans. However, any amendment, suspension or termination may not impair the rights of an option holder without his or her consent.

PROPOSAL 2

Ratification of the appointment of
independent registered public accounting firm

Ernst & Young LLP (“Ernst & Young”) acted as the Company’s independent registered public accounting firm, or independent auditors for 2008, and has been selected by the Audit Committee to act as such for 2009, subject to ratification by our stockholders. Representatives of Ernst &Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

Martek’s Bylaws do not require that stockholders ratify the appointment of our independent auditors. The Company is seeking ratification because the Board believes that it is a matter of good corporate governance. If the Company’s stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young, but may ultimately determine to retain Ernst & Young as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines it is advisable to do so.

The Board of Directors unanimously recommends that Martek stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. It is the intention of the persons named in the proxy that proxies received in response to this solicitation will be voted “FOR” the ratification of the appointment of Ernst & Young LLP unless otherwise specified in the proxy.

Principal Accountant Fees and Services

The following is a summary of fees incurred by Martek for professional services rendered by Ernst & Young LLP during the fiscal years ended October 31, 2008 and 2007:

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees

Audit Fees	$701,000	$747,000
Audit-Related Fees	—	—
Tax Fees	$128,000	$70,000
All Other Fees	—	$13,000

Total Fees	$829,000	$830,000

Audit Fees  Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, including performance of the attestation procedures required by Section 404 of the Sarbanes-Oxley Act, review of the interim consolidated financial statements included in quarterly reports and services provided by Ernst & Young in connection with SEC registration statements.

Audit-Related Fees  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Martek’s consolidated financial statements and are not reported under “Audit Fees.” These services include transaction due diligence, consultations concerning financial accounting and reporting standards.

Tax Fees  Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These include technical advisory services associated with research and development tax credits and the application of Section 382 of the Internal Revenue Code.

All Other Fees  Consist of fees for services provided by Ernst & Young LLP that are not included in the categories reported above. These included fees billed by Ernst & Young in fiscal 2007 related to their procedures performed in response to a subpoena received by them in connection with securities class action litigation involving the Company.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides an engagement letter in advance of the May meeting of the Audit Committee, outlining the scope of the audit and related audit fees. If agreed to by the Audit Committee, this engagement letter is formally accepted by the Audit Committee at its May Audit Committee meeting or shortly thereafter.

For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent auditor to provide for the fiscal year. The Company’s senior management and the independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A cost estimate of the non-audit services will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

The Audit Committee may delegate pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at the next scheduled meeting.

Audit Committee Report

The Audit Committee consists of Mr. D’Andrea, Mr. Rotberg, Ms. Kawalek and Mr. Devine. The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 31, 2008 with management and with the Company’s independent auditors, Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by PCAOB Ethics and Independence Rule 3526, “Communicating with Audit Committees Concerning Independence”, and has discussed with Ernst & Young its independence. In addition to the information provided by Ernst & Young, the Audit Committee considered the level of non-audit services provided by Ernst & Young in determining that they were independent. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 31, 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Harry J. D’Andrea (Chairman)
Eugene H. Rotberg
Polly B. Kawalek
Michael G. Devine

General Matters

Stockholder Proposal and Nominations

In 2008 we amended our Bylaws provisions for stockholder submissions of a proposal at an annual meeting and nomination of a person for election as director. Stockholder submissions of a proposal and notices of nominations for director should, among other things, include:

(i)	the name and address of the stockholder of record, and of the beneficial owner, making the proposal or nomination;

(ii)	in the case of a proposal, the nature of the business being proposed and the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

(iii)	the class and number of shares owned beneficially and of record by the stockholder and beneficial owner;

(iv)	a description of all arrangements or understandings with respect to the proposal between the stockholder and the beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of them;

(v)	a description of all arrangements or understandings (including hedging or other transaction or series of transactions, any short positions or any borrowing or lending of shares of stock) that have been entered into by, or on behalf of, or made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, the stockholder giving notice or any beneficial owner with respect to any share of Martek stock;

(vi)	a representation that the stockholder is a holder of record entitled to vote at the applicable meeting and intends to appear in person or by proxy at the meeting to introduce the business in the notice or nominate the person or persons;

(vii)	in the case of a nomination, a description of all arrangements or understandings between the stockholder, and any beneficial owner, and a recommended nominee;

(viii)	in the case of a nomination, such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to Exchange Act;

(ix)	in the case of a nomination, the consent of the recommended nominee to be named in the proxy and serve as a director of Martek if so elected;

(x)	in the case of a nomination, a statement whether the recommended nominee, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation in the form required of incumbent directors; and

(xi)	a representation whether the stockholder, and any beneficial owner, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Martek’s outstanding capital stock required to approve or adopt the proposal or elect the recommended nominee and/or (b) otherwise solicit proxies from stockholders in support of such proposal or nomination.

To submit a notice for a proposal or nomination for director for an upcoming annual stockholder meeting, it is necessary that a stockholder notify Martek’s Secretary not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting, then a stockholder must notify Martek’s Secretary not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which Martek provides notice or public disclosure of the date of the annual meeting.

In the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by Martek naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholders proper notice will be considered timely, but only with respect to the nominees for the additional directorships, if Martek’s Secretary is notified not later than 10 days following Martek’s first public announcement.

A public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the stockholder to provide the required notice. Under the Bylaws, a public announcement includes disclosure in a press release reported by a national news service or in a periodic or current report filed with the SEC pursuant to Section 13, 14, or 15(d) of the Exchange Act.

If a stockholder, or their qualified representative in accordance with the Bylaws, does not appear at the annual meeting to present the proposed business or a nomination, such business will not be transacted nor will a nomination be considered, notwithstanding that proxies in respect of such proposal or nominee may have been received by Martek.

Martek’s 2008 Annual Meeting was held on March 13, 2008. Thus, in order for any such nomination to be considered at this Annual Meeting, it must have been received by Martek not later than December 13, 2008. In addition, the notice must meet all other requirements contained in Martek’s Bylaws, if any.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for proposing business before an annual meeting or nominating director candidates available in the “Corporate Governance” section of the Investor page of the Company’s website at www.martek.com or by writing to us at Martek Biosciences Corporation, Attention: Secretary, 6480 Dobbin Road, Columbia, Maryland 21045 www.martek.com.

Stockholder Proposals pursuant to Rule 14a-8.  Proposals by stockholders that comply with the requirements of SEC Rule 14a-8 may be eligible for inclusion in our proxy statement. These submissions must comply with the rules of the SEC for inclusion in our proxy statement. For inclusion in the Company’s 2009 Proxy Statement a proposal made in accordance with Rule 14a-8 must have been received by the Company no later than October 22, 2009. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

Except in the case of proposals made in accordance with SEC Rule 14a-8, the Company’s proxy holders are allowed to use their discretionary voting authority on stockholder proposals that the Company did not receive written notice of at least 45 days prior to the anniversary of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of stockholders. For proposals to be presented at the 2010 Annual Meeting of Stockholders they must be received by the Corporate Secretary between November 19, 2009 and December 19, 2009. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

Annual Report

A copy of Martek’s Annual Report to Stockholders for the fiscal year ended October 31, 2008 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

Martek filed its Annual Report on Form 10-K with the Securities and Exchange Commission on December 29, 2008. Martek will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended October 31, 2008, excluding exhibits. Please send a written request to Investor Relations, Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045.

Directions to Annual Meeting

Directions to the 2009 Annual Meeting of Stockholders, to be held at Loyola College Columbia Campus, Room 210, 8890 McGaw Road, Columbia, Maryland, are set forth below.

From points Baltimore and north follow I-695 to Exit 11B (I-95 South), continue on I-95 South. Follow I-95 to Exit 41B (Route 175), take 175 West towards Columbia. From 175 West, take the 3rd exit (Snowden River

Parkway). At the end of the exit ramp, turn left at the light to go South on Snowden River Parkway. Follow Snowden River Parkway to the 2nd light and turn right on McGaw Road. Follow McGaw Road and just before the light at the intersection of McGaw and Dobbin Road, turn right into the Loyola College parking lot.

From points near the Capital Beltway (I-495) and south, follow I-495 to I-95 North; continue on I-95 North. Follow I-95 to Exit 41B (Route 175), take 175 West towards Columbia. From 175 West, take the 3rd exit (Snowden River Parkway). At the end of the exit ramp, turn left at the light to go South on Snowden River Parkway. Follow Snowden River Parkway to the 2nd light and turn right on McGaw Road. Follow McGaw Road and just before the light at the intersection of McGaw and Dobbin Road, turn right into the Loyola College parking lot.

Other Matters

Management knows of no matters to be presented for action at the meeting other than those mentioned above and the deadline under our bylaws for stockholder proposals and director nominations has passed. However, if any other matter properly comes before the meeting, including any proposal to adjourn the Annual Meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Company. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

By Order of the Board of Directors

DAVID M. FEITEL
Secretary

z			{
☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	MARTEK BIOSCIENCES CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - MARCH 19, 2009
The undersigned holder of the Common Stock of Martek Biosciences Corporation (the “Corporation”) acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated February 19, 2009, hereby revokes all previously executed proxies (if any) and hereby constitutes and appoints Steve Dubin and David M. Feitel or each of them acting singularly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, March 19, 2009 and at any adjournment or postponements thereof.
The Board recommends a vote “FOR” Proposals 1 and 2.
The proxies are instructed to vote as follows:
Proposal 1: To elect ten members of the Board of Directors to serve for the ensuing year, or until their respective successors are elected and qualified

	For	Against	Abstain

Harry J. D’Andrea	☐	☐	☐

James R. Beery	☐	☐	☐

Michael G. Devine	☐	☐	☐

Steve Dubin	☐	☐	☐

Robert J. Flanagan	☐	☐	☐

Polly B. Kawalek	☐	☐	☐

Jerome C. Keller	☐	☐	☐

Douglas J. MacMaster, Jr.	☐	☐	☐

Robert H. Mayer	☐	☐	☐

Eugene H. Rotberg	☐	☐	☐

Please be sure to date and sign this proxy card in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

	For	Against	Abstain

Proposal 2: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2009	☐	☐	☐
Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate.

x	y

é    Detach above card, sign, date and mail in postage paid envelope provided.   é
MARTEK BIOSCIENCES CORPORATION
Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted “FOR” each of the nominees in proposal 1 and “FOR” proposal 2 and in the discretion of the proxy holders as to any other matters.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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